Exhibit 99.1
EverBank Financial Corp Announces Full Year and Fourth Quarter 2013 Financial Results
JACKSONVILLE, FL, January 29, 2014 - EverBank Financial Corp (NYSE: EVER) announced today its financial results for the fourth quarter and the year ended December 31, 2013.
“2013 was a successful year for EverBank as we generated a solid return on equity, grew tangible book value per share by 12%, and executed on key strategic initiatives designed to enhance operating efficiency, simplify our earnings profile and focus on our core banking and lending activities,” said Robert M. Clements, chairman and chief executive officer. “The Company's fundamentals are strong, which we believe positions us to generate robust asset and earnings growth from our diverse nationwide lending businesses in 2014.”
Adjusted net income was $32 million for the fourth quarter of 20131, compared to $34 million for the third quarter 2013 and $44 million for the fourth quarter of 2012. For the year, adjusted net income was $148 million, an increase of 3% over 2012. GAAP net income was $18 million for the fourth quarter of 2013, compared to $33 million for the third quarter of 2013 and $29 million for the fourth quarter of 2012. For the year, GAAP net income was $137 million, an increase of 85% over 2012.
Adjusted diluted earnings per share was $0.24 in the fourth quarter 2013, an 8% decrease from $0.26 in the third quarter 2013 and a 29% decrease from $0.34 in the fourth quarter 2012. GAAP diluted earnings per share was $0.13, a 48% decrease from $0.25 in the third quarter 2013 and a 41% decrease from $0.22 in the fourth quarter 2012. For the full year 2013, adjusted diluted earnings per share was $1.11, a 13% decrease from $1.27 in 2012. GAAP diluted earnings per share was $1.02, a 70% increase from $0.60 in 2012.
Fourth Quarter and Full Year 2013 Key Highlights

•	Tangible common equity per common share was $11.57 at December 31, 2013, an increase of 12% compared to year end 2012.

•	Adjusted return on equity (ROE) was 10% and GAAP ROE was 9% for the full year 2013.

•	Retained asset generation of $1.6 billion for the fourth quarter, including commercial origination volume of $701 million, an increase of 45% and 99%, respectively, compared to the prior quarter.

•	Deployed excess liquidity to grow portfolio loans held for investment to $13.3 billion, an increase of 5% compared to the prior quarter, or 22% annualized.

•	Core net interest margin was 3.30% for the quarter, an increase of 13 basis points from 3.17% in the prior quarter.

•
Adjusted non-performing assets were 0.65% of total assets at December 31, 2013, a 36% decline compared to the prior quarter. Annualized net charge-offs to average loans and leases held for investment were 0.20% for the quarter.

Strategic Business Activities Update
During the fourth quarter, we continued to execute on our strategic plan of exiting non-core business activities and adjusting capacity in our mortgage banking and corporate services segments.

•
We remain on track to close the sale of our default servicing platform to Green Tree Servicing LLC and expect the transfer date, in addition to the servicing sale date, to occur during the first quarter 2014. In anticipation of closing and transfer, we recognized $14 million of non-recurring costs in the quarter related to the transaction.

•Due to the normalization of industry refinance volumes and the expected first quarter 2014 default servicing platform transfer, we adjusted our residential lending, servicing and corporate administrative capacity, resulting in severance charges of $4 million and lease termination expense of $3 million.

[1]	A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

•
We closed on the sale of non-core commercial loans and REO for approximately $98 million. We recognized a $4 million loss on the sale during the quarter, however we expect to benefit from reduced noninterest expense associated with this portfolio in future periods.

"We experienced strong portfolio loan growth in the quarter as retained origination volumes gained momentum across our core strategic business channels,” said W. Blake Wilson, president and chief operating officer. “We look forward to closing our servicing transaction with Green Tree in the first quarter and remain focused on driving efficiency throughout our organization while leveraging the investments we have made in recent years."

Balance Sheet
Strong Loan Portfolio Growth
Total assets were $17.6 billion at December 31, 2013, flat compared to $17.6 billion at September 30, 2013. Consistent with our strategy to retain loans for our portfolio, total loans held for investment (HFI) increased $0.7 billion, or 5%, compared to the prior quarter, to $13.3 billion. Loans HFI for the fourth quarter were comprised of:

($ in millions)	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012	% Change (Q/Q)	% Change (Y/Y)
Residential loans	$5,153	$4,624	$3,949	11%	30%
Mortgage pool buyouts	1,892	2,075	2,760	(9)%	(31)%
Total residential mortgages	7,045	6,699	6,709	5%	5%

Commercial real estate	3,190	3,243	3,390	(2)%	(6)%
Commercial finance	1,917	1,607	1,248	19%	54%
Total commercial finance & CRE	5,107	4,850	4,638	5%	10%

Warehouse finance	944	851	970	11%	(3)%
Other	157	163	188	(4)%	(16)%
Total HFI	$13,253	$12,563	$12,505	5%	6%
During the fourth quarter, residential loans HFI increased by 11% compared to the prior quarter to $5.2 billion, driven by continued growth in our high quality prime jumbo hybrid ARM portfolio. Mortgage pool buyouts declined 9% to $1.9 billion compared to the prior quarter. Total commercial finance and CRE balances increased 5% compared to the prior quarter to $5.1 billion, driven by continued strength in our EverBank Commercial Finance platform. At December 31, 2013 our commercial platforms represented approximately 46% of loans HFI.
Loan Origination Activities
Organic asset generation totaled $2.7 billion and retained organic originations totaled $1.6 billion for the fourth quarter of 2013, a decrease of 12% and an increase of 45%, respectively, from the prior quarter. Total commercial originations for the fourth quarter increased 99% to $701 million, including commercial real estate and commercial finance originations of $266 million and $435 million, respectively.
Residential loan originations were $2.0 billion for the fourth quarter, a decrease of 26% compared to the prior quarter and a decrease of 32% year over year. Excluding the impact of our exit from the wholesale broker channel in the third quarter, origination volume decreased 16% compared to the prior quarter and 11% year over year. Prime jumbo origination volume was $808 million for the fourth quarter, an increase of 5% compared to the prior quarter and 43% year over year. The mix of purchase transactions increased to 43% of total originations, compared to 40% in the prior quarter. Our gain on sale margin increased 120 basis points during the quarter to 2.88%, as we executed on our strategy to sell agency conforming originations and retain prime jumbo originations.

The following table presents total organic loan and lease origination information by product type:

($ in millions)	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012	% Change (Q/Q)	% Change (Y/Y)
Residential origination volume
Conventional loans	$1,188	$1,933	$2,373	(39)%	(50)%
Prime jumbo loans	808	767	567	5%	43%
	1,996	2,700	2,940	(26)%	(32)%
Commercial origination volume
Commercial real estate	266	122	132	118%	102%
Commercial finance	435	223	195	95%	123%
Warehouse finance	—	7	35	NM	NM
	701	352	362	99%	94%
Total organic originations	$2,697	$3,052	$3,302	(12)%	(18)%
Deposit and Other Funding Sources
Total deposits decreased by $0.4 billion, or 3%, to $13.3 billion at December 31, 2013, from $13.6 billion at September 30, 2013, and increased by $0.1 billion, or 1%, from $13.1 billion at December 31, 2012.
At December 31, 2013, our deposits were comprised of the following:

($ in millions)	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012	% Change (Q/Q)	% Change (Y/Y)
Noninterest-bearing demand	$1,077	$1,366	$1,446	(21)%	(26)%
Interest-bearing demand	3,006	2,999	2,681	—%	12%
Savings and money market accounts	5,111	5,186	4,452	(1)%	15%
Global market-based accounts	1,011	1,041	1,176	(3)%	(14)%
Time, excluding market-based	3,056	3,036	3,387	1%	(10)%
Total deposits	$13,261	$13,628	$13,142	(3)%	1%

Consumer deposits	11,434	11,864	11,602	(4)%	(1)%
Business deposits	1,827	1,764	1,540	4%	19%
Total deposits	$13,261	$13,628	$13,142	(3)%	1%
Capital Strength
Total shareholders' equity was $1.6 billion at December 31, 2013, compared to $1.6 billion at September 30, 2013. The bank’s Tier 1 leverage ratio was 9.0% and total risk-based capital ratio was 14.3% at December 31, 2013. As a result, the bank is considered "well-capitalized" under all applicable regulatory guidelines. Our current estimate of the fully phased-in Basel III common equity Tier 1 capital ratio at December 31, 2013 remained between 9.5% - 10.0%.
Credit Quality
Our adjusted non-performing assets were 0.65% of total assets at December 31, 2013, a decrease from 1.01% at September 30, 2013 and 1.08% at December 31, 2012. We recorded a provision for loan and lease losses of $7 million during the fourth quarter of 2013, an increase of $4 million, or 129%, compared to the third quarter of 2013. The reduction in non-performing assets and increased provision in the quarter resulted from the non-core commercial asset sale that closed late in the fourth quarter.

Net charge-offs during the fourth quarter of 2013 declined to $6 million from $10 million in the third quarter of 2013, a decline of 35%. On an annualized basis, net charge-offs for the fourth quarter were 0.20% of total average loans and leases held for investment, compared to 0.30% for the third quarter of 2013 and 0.16% for the fourth quarter of 2012.
Income Statement Highlights
Revenue
Revenue for the fourth quarter was $231 million, a decrease of $52 million, or 18%, from $282 million in the third quarter 2013. The decline was driven primarily by lower gain on sale of loans and lower MSR valuation allowance recovery, offset by lower interest expense.
Net Interest Income
For the quarter, net interest income decreased by $4 million, or 3%, to $135 million. This decrease was attributable to lower interest income resulting from lower loans held for sale and investment securities average balances. Offsetting these was lower interest expense driven primarily by a decrease in FHLB advances average balance and rate.
Core net interest margin, which is net interest margin excluding the impact of $3 million of Tygris acquisition excess accretion, increased to 3.30% for the fourth quarter from 3.17% in the third quarter. The increase was driven by a slight improvement in interest-earning asset yields resulting from higher commercial loan yields, in addition to lower average wholesale borrowing balances and rate.
Noninterest Income
Noninterest income for the fourth quarter of 2013 decreased by $48 million, or 33%, to $96 million compared to the third quarter of 2013. This decrease was driven by a $19 million decline in gain on sale of loans, a $20 million reduction in our MSR valuation allowance recovery, a $5 million decrease in loan production revenue and reduced other income.
Noninterest Expense
Noninterest expense for the fourth quarter of 2013 decreased by $29 million, or 13%, to $197 million from $226 million in the third quarter. Adjusted for the non-recurring expenses in the current and prior quarter outlined in the table below, noninterest expense decreased by $15 million, or 8%, to $173 million in the fourth quarter. General and administrative expense, excluding credit-related and consent order expense, decreased $6 million, or 16%, from the third quarter due to a $5 million decrease in other expense. Salaries, commissions and employee benefits decreased by $9 million, or 9%, due to lower staffing levels and lower variable costs related to origination activity levels. Occupancy and equipment expense increased $7 million, or 24%, driven by one-time expenses related to our default servicing platform sale and mortgage lending capacity adjustments.

($ in thousands)	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012
Total noninterest expense	$197,186	$225,696	$216,997
Non-recurring expenses
Consent order expense	7,641	32,475	13,987
Severance	3,825	4,384	—
Non-core commercial asset sale	999	—	—
Occupancy & equipment	7,935	843	—
Other servicing sale costs	4,143	—	—
Total adjustments	24,543	37,702	13,987
Total NIE, ex-adjustments	$172,643	$187,994	$203,010

Income Tax Expense
Our effective tax rate for the fourth quarter of 2013 was 30%, compared to 38% for the third quarter of 2013 and 35% for the fourth quarter 2012.

Segment Analysis for the Fourth Quarter of 2013

•
Banking and Wealth Management adjusted pre-tax income was $93 million, a 2% increase compared to the prior quarter driven by higher net interest income resulting from HFI loan growth, and lower noninterest expense, offset by lower noninterest income.

•
Mortgage Banking had an adjusted pre-tax loss of $19 million, compared to an adjusted pre-tax loss of $14 million in the prior quarter driven by lower noninterest income partially offset by lower noninterest expense.

•	Corporate Services had an adjusted pre-tax loss of $26 million, a 19% increase compared to the prior quarter driven by higher noninterest expense.
Dividend
On January 24, 2014, the Company's Board of Directors declared a quarterly cash dividend of $0.03 per common share, payable on February 22, 2014, to stockholders of record as of February 11, 2014. Also on January 24, 2014, the Company's Board of Directors declared a quarterly cash dividend of $421.875, payable on April 7, 2014, for each share of 6.75% Series A Non-Cumulative Perpetual Preferred Stock held as of March 21, 2014.
Conference Call and Webcast
The Company will host a conference call at 8:30 a.m. Eastern Time on Wednesday, January 29, 2014 to discuss its full year and fourth quarter 2013 results. The dial-in number for the conference call is 1-866-652-5200 and the international dial-in number is 1-412-317-6060, passcode is 10039558. A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.abouteverbank.com/ir.
For those unable to participate in the conference call, a replay will be available from January 29, 2014 until February 5, 2014. The replay dial-in number is 1-877-344-7529 and the international replay dial-in number is 1-412-317-0088, replay passcode is 10039558.
About EverBank Financial Corp
EverBank Financial Corp, through its wholly owned subsidiary EverBank, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $17.6 billion in assets and $13.3 billion in deposits as of December 31, 2013. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses nationwide. EverBank provides services to clients through the internet, over the phone, through the mail, at its Florida-based financial centers and at other business offices throughout the country. More information on EverBank can be found at www.abouteverbank.com/ir.

Media Contact                                Investor Relations
Michael Cosgrove                            877-755-6722
904.623.2029                                Investor.Relations@EverBank.com
Michael.Cosgrove@EverBank.com

Forward Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s asset growth and earnings, industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: deterioration of general business and economic conditions, including the real estate and financial markets, in the United States and in the geographic regions and communities we serve; risks related to liquidity; our capital and liquidity requirements (including under regulatory capital standards, such as Basel III capital standards) and our ability to generate or raise capital; changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities, mortgage servicing rights and mortgages held for sale; risk of higher loan and lease charge-offs; legislative or regulatory actions affecting or concerning mortgage loan modification and refinancing and foreclosure; our ability to comply with any supervisory actions to which we are or become subject as a result of examination by our regulators; concentration of our commercial real estate loan portfolio; higher than normal delinquency and default rates; limited ability to rely on brokered deposits as a part of our funding strategy; our ability to comply with the amended consent order and the terms and conditions of our settlement of the Independent Foreclosure Review; concentration of mass-affluent clients and jumbo mortgages; hedging strategies; the effectiveness of our derivatives to manage interest rate risk; delinquencies on our equipment leases and reductions in the resale value of leased equipment; increases in loan repurchase requests and our reserves for loan repurchases; changes in currency exchange rates or other political or economic changes in certain foreign countries; loss of key personnel; fraudulent and negligent acts by loan applicants, mortgage brokers, other vendors and our employees; changes in and compliance with laws and regulations that govern our operations; failure to establish and maintain effective internal controls and procedures; effects of changes in existing U.S. government or government-sponsored mortgage programs; changes in laws and regulations that may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans; risks related to the approval and consummation of anticipated acquisitions; risks related to the continuing integration of acquired businesses and any future acquisitions; environmental liabilities with respect to properties that we take title to upon foreclosure; and the inability of our banking subsidiary to pay dividends.
For additional factors that could materially affect our financial results, please refer to EverBank Financial Corp’s filings with the Securities and Exchange Commission, including but not limited to, the risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company undertakes no obligation to revise these statements following the date of this news release, except as required by law.

EverBank Financial Corp and Subsidiaries
Consolidated Balance Sheets (unaudited)
(Dollars in thousands, except per share data)

	December 31, 2013	December 31, 2012
Assets
Cash and due from banks	$46,175	$175,400
Interest-bearing deposits in banks	801,603	268,514
Total cash and cash equivalents	847,778	443,914
Investment securities:
Available for sale, at fair value	1,115,627	1,619,878
Held to maturity (fair value of $107,921 and $146,709 as of December 31, 2013 and 2012, respectively)	107,312	143,234
Other investments	128,063	158,172
Total investment securities	1,351,002	1,921,284
Loans held for sale (includes $672,371 and $1,452,236 carried at fair value as of December 31, 2013 and 2012, respectively)	791,382	2,088,046
Loans and leases held for investment:
Loans and leases held for investment, net of unearned income	13,252,724	12,505,089
Allowance for loan and lease losses	(63,690)	(82,102)
Total loans and leases held for investment, net	13,189,034	12,422,987
Equipment under operating leases, net	28,126	50,040
Mortgage servicing rights (MSR), net	506,680	375,859
Deferred income taxes, net	51,375	170,877
Premises and equipment, net	60,733	66,806
Other assets	814,874	703,065
Total Assets	$17,640,984	$18,242,878
Liabilities
Deposits:
Noninterest-bearing	$1,076,631	$1,445,783
Interest-bearing	12,184,709	11,696,605
Total deposits	13,261,340	13,142,388
Other borrowings	2,377,000	3,173,021
Trust preferred securities	103,750	103,750
Accounts payable and accrued liabilities	277,881	372,543
Total Liabilities	16,019,971	16,791,702
Commitments and Contingencies
Shareholders’ Equity
Series A 6.75% Non-Cumulative Perpetual Preferred Stock, $0.01 par value (liquidation preference of $25,000 per share; 10,000,000 shares authorized and 6,000 issued and outstanding at December 31, 2013 and 2012)	150,000	150,000
Common Stock, $0.01 par value (500,000,000 shares authorized at December 31, 2013 and 2012; 122,626,315 and 120,987,955 issued and outstanding at December 31, 2013 and 2012, respectively)	1,226	1,210
Additional paid-in capital	832,351	811,085
Retained earnings	690,051	575,665
Accumulated other comprehensive income (loss) (AOCI), net of benefit for income taxes of $32,224 and $53,193 at December 31, 2013 and 2012, respectively	(52,615)	(86,784)
Total Shareholders’ Equity	1,621,013	1,451,176
Total Liabilities and Shareholders’ Equity	$17,640,984	$18,242,878

EverBank Financial Corp and Subsidiaries
Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Interest Income
Interest and fees on loans and leases	$162,343	$173,619	$678,962	$574,443
Interest and dividends on investment securities	10,633	18,501	55,072	80,628
Other interest income	555	147	1,663	485
Total Interest Income	173,531	192,267	735,697	655,556
Interest Expense
Deposits	23,925	24,901	101,752	88,785
Other borrowings	14,570	20,373	75,020	52,977
Total Interest Expense	38,495	45,274	176,772	141,762
Net Interest Income	135,036	146,993	558,925	513,794
Provision for Loan and Lease Losses	7,022	10,528	12,038	31,999
Net Interest Income after Provision for Loan and Lease Losses	128,014	136,465	546,887	481,795
Noninterest Income
Loan servicing fee income	48,691	44,884	188,759	175,264
Amortization of mortgage servicing rights	(25,342)	(37,660)	(126,803)	(137,433)
Recovery (impairment) of mortgage servicing rights	14,692	—	94,951	(63,508)
Net loan servicing income (loss)	38,041	7,224	156,907	(25,677)
Gain on sale of loans	32,867	85,681	242,412	289,532
Loan production revenue	5,920	16,841	35,986	44,658
Deposit fee income	3,917	4,712	19,084	21,450
Other lease income	5,293	8,570	24,681	33,158
Other	9,671	2,129	40,321	6,651
Total Noninterest Income	95,709	125,157	519,391	369,772
Noninterest Expense
Salaries, commissions and other employee benefits expense	101,656	103,490	441,736	331,756
Equipment expense	24,752	20,445	85,920	70,856
Occupancy expense	11,481	7,596	35,087	25,581
General and administrative expense	59,297	85,466	285,495	307,377
Total Noninterest Expense	197,186	216,997	848,238	735,570
Income before Provision for Income Taxes	26,537	44,625	218,040	115,997
Provision for Income Taxes	8,086	15,779	81,300	41,955
Net Income	$18,451	$28,846	$136,740	$74,042
Less: Net Income Allocated to Preferred Stock	(2,531)	(1,491)	(10,125)	(10,724)
Net Income Allocated to Common Shareholders	$15,920	$27,355	$126,615	$63,318
Basic Earnings Per Common Share	$0.13	$0.23	$1.04	$0.61
Diluted Earnings Per Common Share	$0.13	$0.22	$1.02	$0.60
Dividends Declared Per Common Share	$0.03	$0.02	$0.10	$0.04

Non-GAAP Financial Measures
This press release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Return on Equity, Adjusted Non-Performing Asset Ratio, Tangible Shareholders’ Equity, Tangible Common Shareholders' Equity, and Tangible Assets are non-GAAP financial measures. The Company’s management uses these measures to evaluate the underlying performance and efficiency of its operations. The Company’s management believes these non-GAAP measures provide meaningful additional information about the operating performance of the Company’s business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods because these non-GAAP measures exclude certain items that may not be indicative of our core operating results and business outlook. In addition the Company’s management believes that certain of these non-GAAP measures represent a consistent benchmark against which to evaluate the Company’s growth, profitability and capital position. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance, and not as a substitute for, the Company’s reported results. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names.
In the tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated:

EverBank Financial Corp and Subsidiaries

Adjusted Net Income
	Three Months Ended
(dollars in thousands, except per share data)	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013	Dec 31, 2012
Net income	$18,451	$33,150	$45,993	$39,146	$28,846
Transaction expense, net of tax	—	—	—	—	903
Non-recurring regulatory related expense, net of tax	4,807	20,203	12,042	11,425	9,564
Increase (decrease) in Bank of Florida non-accretable discount, net of tax	(68)	(439)	(538)	950	486
Adoption of TDR guidance and policy change, net of tax	—	—	—	—	3,709
MSR impairment (recovery), net of tax	(9,109)	(21,783)	(20,194)	(7,784)	—
Restructuring cost, net of tax	16,090	3,242	—	—	—
OTTI credit losses on investment securities (Volcker Rule), net of tax	2,045	—	—	—	—
Adjusted net income	$32,216	$34,373	$37,303	$43,737	$43,508
Adjusted net income allocated to preferred stock	2,531	2,532	2,531	2,531	1,491
Adjusted net income allocated to common shareholders	$29,685	$31,841	$34,772	$41,206	$42,017
Adjusted net earnings per common share, basic	$0.24	$0.26	$0.28	$0.34	$0.35
Adjusted net earnings per common share, diluted	$0.24	$0.26	$0.28	$0.33	$0.34
Weighted average common shares outstanding:
(units in thousands)
Basic	122,595	122,509	122,281	121,583	120,773
Diluted	124,420	124,124	124,034	123,439	122,807

Tangible Equity, Tangible Common Equity and Tangible Assets
	(dollars in thousands)	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013	Dec 31, 2012
	Shareholders’ equity	$1,621,013	$1,602,913	$1,549,383	$1,504,442	$1,451,176
	Less:
	Goodwill	46,859	46,859	46,859	46,859	46,859
	Intangible assets	5,813	6,340	6,867	7,394	7,921
	Tangible equity	1,568,341	1,549,714	1,495,657	1,450,189	1,396,396
	Less:
	Perpetual preferred stock	150,000	150,000	150,000	150,000	150,000
	Tangible common equity	$1,418,341	$1,399,714	$1,345,657	$1,300,189	$1,246,396
	Total assets	$17,640,984	$17,612,089	$18,362,872	$18,306,488	$18,242,878
	Less:
	Goodwill	46,859	46,859	46,859	46,859	46,859
	Intangible assets	5,813	6,340	6,867	7,394	7,921
	Tangible assets	$17,588,312	$17,558,890	$18,309,146	$18,252,235	$18,188,098

	Regulatory Capital (bank level)
	(dollars in thousands)	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013	Dec 31, 2012
	Shareholders’ equity	$1,662,164	$1,648,152	$1,598,419	$1,560,001	$1,518,934
Less:	Goodwill and other intangibles	(51,072)	(51,436)	(51,807)	(52,089)	(54,780)
	Disallowed servicing asset	(20,469)	(39,658)	(36,182)	(31,585)	(32,378)
	Disallowed deferred tax asset	(63,749)	(64,462)	(65,406)	(66,351)	(67,296)
Add:	Accumulated losses on securities and cash flow hedges	50,608	54,392	78,181	77,073	83,477
	Tier 1 capital	1,577,482	1,546,988	1,523,205	1,487,049	1,447,957
Add:	Allowance for loan and lease losses	63,690	66,991	73,469	77,067	82,102
	Total regulatory capital	$1,641,172	$1,613,979	$1,596,674	$1,564,116	$1,530,059
	Adjusted total assets	$17,554,236	$17,510,528	$18,287,359	$18,234,886	$18,141,856
	Risk-weighted assets	11,467,411	11,120,048	11,656,698	11,406,725	11,339,415

EverBank Financial Corp and Subsidiaries
Non-Performing Assets(1)
(dollars in thousands)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
Non-accrual loans and leases:
Residential mortgages	$59,526	$60,066	$64,230	$69,876	$73,752
Commercial and commercial real estate	18,569	76,662	60,636	63,924	76,289
Lease financing receivables	4,527	4,171	2,601	2,791	2,010
Home equity lines	3,270	4,164	4,368	4,513	4,246
Consumer and credit card	18	15	243	364	332
Total non-accrual loans and leases	85,910	145,078	132,078	141,468	156,629
Accruing loans 90 days or more past due	—	—	—	—	—
Total non-performing loans (NPL)	85,910	145,078	132,078	141,468	156,629
Other real estate owned (OREO)	29,034	32,108	36,528	39,576	40,492
Total non-performing assets (NPA)	114,944	177,186	168,606	181,044	197,121
Troubled debt restructurings (TDR) less than 90 days past due	76,913	79,664	82,236	88,888	90,094
Total NPA and TDR(1)	$191,857	$256,850	$250,842	$269,932	$287,215

Total NPA and TDR	$191,857	$256,850	$250,842	$269,932	$287,215
Government-insured 90 days or more past due still accruing	1,039,541	1,147,795	1,405,848	1,547,995	1,729,877
Loans accounted for under ASC 310-30:
90 days or more past due	10,083	45,104	54,054	67,630	79,984
OREO	—	21,240	21,194	22,955	16,528
Total regulatory NPA and TDR	$1,241,481	$1,470,989	$1,731,938	$1,908,512	$2,113,604
Adjusted credit quality ratios excluding government-insured loans and loans accounted for under ASC 310-30:(1)
NPL to total loans	0.61%	1.07%	0.89%	0.97%	1.08%
NPA to total assets	0.65%	1.01%	0.92%	0.99%	1.08%
NPA and TDR to total assets	1.09%	1.46%	1.37%	1.47%	1.57%
Credit quality ratios including government-insured loans and loans accounted for under ASC 310-30:
NPL to total loans	8.12%	9.87%	10.76%	12.04%	13.55%
NPA to total assets	6.60%	7.90%	8.98%	9.94%	11.09%
NPA and TDR to total assets	7.04%	8.35%	9.43%	10.43%	11.59%

(1)
We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government-insured pool buyout loans for which payment is insured by the government. We also exclude loans and foreclosed property accounted for under ASC 310-30 because we expect to fully collect the carrying value of such loans and foreclosed property.

EverBank Financial Corp and Subsidiaries
Business Segments Selected Financial Information
(dollars in thousands)	Banking and Wealth Management	Mortgage Banking	Corporate Services	Eliminations	Consolidated
Three Months Ended December 31, 2013
Net interest income	$127,799	$8,815	$(1,578)	$—	$135,036
Provision for loan and lease losses	4,943	2,079	—	—	7,022
Net interest income after provision for loan and lease losses	122,856	6,736	(1,578)	—	128,014
Noninterest income	18,538	77,030	141	—	95,709
Noninterest expense:
Foreclosure and OREO expense	3,399	5,787	—	—	9,186
Other credit-related expenses	1,173	6,809	—	—	7,982
All other noninterest expense	53,122	102,685	24,211	—	180,018
Income (loss) before income tax	83,700	(31,515)	(25,648)	—	26,537
Adjustment items (pre-tax):
Decrease in Bank of Florida non-accretable discount	(111)	—	—	—	(111)
MSR impairment (recovery)	—	(14,692)	—	—	(14,692)
OTTI credit losses on investment securities (Volcker Rule)	3,298	—	—	—	3,298
Restructuring cost	6,432	19,700	(178)	—	25,954
Transaction and non-recurring regulatory related expense	—	7,669	84	—	7,753
Adjusted income (loss) before income tax	93,319	(18,838)	(25,742)	—	48,739
Total assets as of December 31, 2013	15,904,935	1,748,458	236,313	(248,722)	17,640,984
Three Months Ended September 30, 2013
Net interest income	$125,545	$14,889	$(1,578)	$—	$138,856
Provision for loan and lease losses	1,216	1,852	—	—	3,068
Net interest income after provision for loan and lease losses	124,329	13,037	(1,578)	—	135,788
Noninterest income	32,937	110,479	153	—	143,569
Noninterest expense:
Foreclosure and OREO expense	6,354	1,870	—	—	8,224
Other credit-related expenses	533	3,099	—	—	3,632
All other noninterest expense	60,341	132,312	21,187	—	213,840
Income (loss) before income tax	90,038	(13,765)	(22,612)	—	53,661
Adjustment items (pre-tax):
Decrease in Bank of Florida non-accretable discount	(708)	—	—	—	(708)
MSR impairment (recovery)	—	(35,132)	—	—	(35,132)
Restructuring cost	1,901	2,527	799	—	5,227
Transaction and non-recurring regulatory related expense	—	32,437	148	—	32,585
Adjusted income (loss) before income tax	91,231	(13,933)	(21,665)	—	55,633
Total assets as of September 30, 2013	15,502,004	2,106,162	213,745	(209,822)	17,612,089
Three Months Ended December 31, 2012
Net interest income	$135,686	$12,531	$(1,224)	$—	$146,993
Provision for loan and lease losses	8,866	1,662	—	—	10,528
Net interest income after provision for loan and lease losses	126,820	10,869	(1,224)	—	136,465
Noninterest income	34,057	91,012	88	—	125,157
Noninterest expense:
Foreclosure and OREO expense	7,246	1,572	—	—	8,818
Other credit-related expenses	1,387	5,062	—	—	6,449
All other noninterest expense	74,435	87,180	40,115	—	201,730
Income (loss) before income tax	77,809	8,067	(41,251)	—	44,625
Adjustment items (pre-tax):
Increase in Bank of Florida non-accretable discount	784	—	—	—	784
Adoption of TDR guidance and policy change	5,982	—	—	—	5,982
Transaction and non-recurring regulatory related expense	—	12,276	4,606	—	16,882
Adjusted income (loss) before income tax	84,575	20,343	(36,645)	—	68,273
Total assets as of December 31, 2012	16,119,927	2,127,100	166,234	(170,383)	18,242,878